Exhibit 10.3

Dated 14 April 2021

OCUMENSION THERAPEUTICS

(as Issuer)

and

ALIMERA SCIENCES, INC.

(as Subscriber)

WARRANT SUBSCRIPTION AGREEMENT

THIS AGREEMENT is dated 14 April 2021

BETWEEN:

(1)OCUMENSION THERAPEUTICS (歐康維視生物), a company incorporated under the laws of the Cayman Islands with limited liability having its registered office at P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, which shares have been listed on the Main Board of the Stock Exchange (HKEX: 1477) (the “Issuer”); and

(2)ALIMERA SCIENCES, INC.,  a Delaware corporation having its principal executive offices at 6120 Windward Parkway, Suite 290,  Alpharetta, GA,  which common stock has  been listed on The Nasdaq Global Market  (NASDAQ: ALIM) (the “Subscriber”).

WHEREAS:

(A)The Issuer was incorporated in the Cayman Islands and, as at the date of this Agreement, has an authorized share capital of US$50,000 divided into 5,000,000,000 Shares, of which 619,140,120 Shares have been issued and are fully paid or credited as fully paid as of the date of this Agreement, all of which are listed on the Main Board of the Stock Exchange.

(B)Subject to and upon the terms and conditions set out in this Agreement, the Issuer has agreed to issue, and the Subscriber has agreed to subscribe for the Warrants at an aggregate issue price of HK$1.00, conferring the rights to subscribe for the Subscription Shares at the Subscription Price.

IT IS HEREBY AGREED:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following words and expressions shall have the meanings attributed to each of them below:

“Announcement”	the announcement in the agreed form proposed to be issued by the Issuer in respect of, among other things, this Agreement immediately following the execution of this Agreement;
“Business Day”

any day on which licensed banks in Hong Kong are open for general banking business throughout their normal business hours, other than a Saturday, Sunday and a public holiday and a day on which a tropical cyclone warning no. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.;

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3 3 “Certificate”	a certificate to be issued in respect of the Warrants substantially in the form as set out in Schedule 3;
“Completion”	completion of the subscription of the Warrants pursuant to Clause 4 and Schedule 1;
“Completion Date”	immediately and within two Business Days following the date on which the Conditions Precedent are fulfilled (or such other date as agreed by the Issuer and the Subscriber in writing);
“Conditions”	the terms and conditions of the Warrants as endorsed on the Certificate;
“Conditions Precedent”	the conditions precedent set out in Clause 3;
“Group”	the Issuer and its subsidiaries;
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Listing Approval”	the conditions precedent set out in Clause 3.2;
“Listing Rules”	the Rules Governing the Listing of Securities on the Main Board of the Stock Exchange;
“SFC”	the Securities and Futures Commission of Hong Kong;
“Shares”

ordinary shares of par value of US$0.00001 each of the Issuer or shares of any class or classes resulting from any sub-division, consolidation or re-classification of such Shares, which as between themselves have no preference in respect of voting rights or dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Issuer;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;
“Subscription Price”

HK$23.88 (subject to adjustment), being the five-day volume weighted average price of the shares of the Issuer immediately preceding 9 March 2021, the initial subscription price of each of the Subscription Shares upon the exercise of the Warrants;

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5 5 “Subscription Shares”	the 1,000,000 new Shares to be allotted and issued by the Issuer upon the exercise by the holder of the Warrants of the subscription rights attached to the Warrants;
“Warranties”	the representations, warranties and undertakings under Clause 5.1 and Schedule 2; and
“Warrants”

the 1,000,000 unlisted and non-transferable warrants, each conferring to the Subscriber the rights to subscribe for one (1) new Share at the Subscription Price during a period of 48 months commencing from the date of issue of the Warrant, in accordance with the terms of this Agreement and the Conditions.

1.2	In this Agreement:

(a)	references to costs, charges, remuneration or expenses shall include any value added tax, turnover tax or similar tax charged in respect thereof;

(b)

references to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceedings for the enforcement of rights or creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

(c)	words denoting the singular number only shall include the plural number also and vice versa;

(d)	words denoting one gender only shall include the other genders and the neuter and vice versa;

(e)	words denoting persons only shall include firms and corporations and vice versa; and

(f)

references to any provision of any statute (including the Listing Rules) shall be deemed also to refer to any modification or re-enactment thereof or any instrument, order or regulation made thereunder or under such modification or re-enactment.

1.3	Headings shall be ignored in construing this Agreement.

1.4	The Schedules form part of this Agreement and shall have effect accordingly.

2.	ISSUE AND SUBSCRIPTION OF THE WARRANTS

2.1

Subject to fulfillment of the Conditions Precedent, on Completion, the Issuer shall issue, and the Subscriber shall subscribe for the Warrants at an aggregate issue price of HK$1.00, conferring the rights of the Subscriber to subscribe for the Subscription Shares at the Subscription Price. No listing of the Warrants will be sought on the Stock Exchange or any other stock exchanges.

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2.2

The Subscriber will not have any right to (i) attend or vote at any meeting of the Issuer,  and (ii) participate in any distributions and/or offers of further securities made by the Issuer by virtue of them being holders of the Warrants.

2.3

All Subscription Shares to be issued by the Issuer upon the exercise of the Warrants will rank pari passu in all respects with all the Shares in issue on the relevant date of registration of the name of the relevant holder(s) of the Warrants on the register of members of the Issuer as holder of such Subscription Shares.

2.4

If the Issuer is wound up before the Warrants expire, the Issuer shall as soon as reasonably practicable send to the Subscriber a written notice stating that an order has been made or a resolution has been passed with respect to the winding up, or any other form dissolution is to be effected. The Subscriber may at any time within three months after the date of such notice elect, by written notice to the Issuer, to be treated as if it had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised all subscription rights attaching to the Warrants (the “Early Exercise Notice”). On giving the Early Exercise Notice, the Subscriber shall be entitled to receive, if any, out of the assets which would otherwise be available to the holders of Shares in the liquidation, as it would have received had it been the holder of the Subscription Shares to which it would have been entitled by virtue of the exercise of the Warrants, after deducting from that sum an amount equal to the aggregate Subscription Price which would have been payable by it upon such exercise.

2.5	Subject to the compliance with Clause 2.4 the Warrants which have not been exercised shall lapse on a dissolution or winding up of the Issuer.

3.	CONDITIONS PRECEDENT

3.1	The obligations of the Issuer to issue, and the Subscriber to subscribe and pay for the Warrants are subject to:

(i)the shareholders of the Issuer approving a special mandate for the issue of the Subscription Shares upon the exercise of the Warrants at the general meeting of the Issuer;

(ii)the transactions as contemplated under the license agreement entered into by and between the Subscriber and Issuer dated the same date of this Agreement are duly completed pursuant to the terms therein;

(iii)the transactions as contemplated under the share purchase agreement entered into by and between the Subscriber and Issuer dated the same date of this Agreement are duly completed pursuant to the terms therein; and

(iv)the board of directors of the Issuer having duly approved this Agreement and the transaction contemplated thereunder in such form that is satisfactory to the Subscriber.

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3.2

the Listing Committee of the Stock Exchange having approved for the listing of, and permission to deal in, the Subscription Shares which may fall to be allotted and issued upon the exercise of the subscription rights attached to the Warrants (the “Listing Approval”).

3.3

The Issuer undertakes to the Subscriber to use all reasonable endeavors to ensure that the Conditions Precedent are fulfilled as early as practicable and, in any event, not later than 30 September 2021 or such later date as may be agreed between the Subscriber and the Issuer in writing. For avoidance of doubt, the Issuer undertakes to:

(a)

within five (5) Business Days after the date of this Agreement, or such later date as agreed by the Issuer and the Subscriber in writing,  submit a draft circular (the “Circular”), after incorporating the comments from the Subscriber as appropriate, to the Stock Exchange for obtaining the approval of a special mandate with respect to the issue of the Subscription Shares under the Warrants;

(b)

notify the Subscriber the status and/or outcome of the clearance of the Circular within 15 Business Days after the date of submission of the Circular and where a “no-comment” letter from the Stock Exchange is not issued in respect of the Circular (the “Clearance Letter”) within 15 Business Days after the date of submission, adopt the measures reasonably proposed by the Subscriber and/or its Hong Kong legal counsel for expediting the clearance process;

(c)

within three Business Days after the Stock Exchange issuing the Clearance Letter, notify the Subscriber in writing in relation to the expected date of dispatch of the Circular and the expected date for convening the relevant general meeting;

(d)

promptly submit duly completed and executed (i) “Form C1 Formal Application (For Equity Securities)” to the Stock Exchange in respect of this Agreement and the issue of the Subscription Shares (the “Form C1”), and (ii) a certified copy of the relevant board resolutions approving this Agreement and the transactions contemplated thereunder,  within three (3) clear Business Days after the necessary shareholders’ approval in respect of this Agreement and the issue of the Warrants and the Subscription Shares has been obtained;

(e)	notify the Subscriber the status and/or outcome of the application for the Listing Approval within five (5) clear Business Days after the date of submission of the Form C1;

(f)

where the Listing Approval was not obtained within 10 clear Business Days after the date of submission of the Form C1, adopt the measures reasonably proposed by the Subscriber and/or its Hong Kong legal counsel for expediting the process to obtain the Listing Approval; and

(g)	notify the Subscriber in writing within three Business Days after the Stock Exchange grants the Listing Approval.

3.4	If the Conditions Precedent are not fulfilled on or before 5:00 p.m. 30 September 2021 or such later date as may be agreed in writing between the Subscriber and the Issuer, this 8 8

Agreement will lapse and become null and void and the parties shall be released from all rights, obligations and liabilities hereunder and none of the parties shall have any claim against each other in relation thereto save for any liabilities for any antecedent breaches hereof.

3.5

The Subscriber shall (i) furnish to the Issuer, the Stock Exchange or the SFC (if required) a description of the principal business activities carried on by the Subscriber and such other information and document to enable the Issuer to ascertain whether the Subscriber and its ultimate beneficial owner are third parties independent of the Issuer and its connected persons as required pursuant to the Listing Rules; and (ii) act reasonably to furnish such other information and documents as may be reasonably required by the Issuer, the Stock Exchange or the SFC solely for the preparation or issue of any announcement and/or circular to be issued by the Issuer in respect of this Agreement as required pursuant to the Listing Rules.

4.	COMPLETION

4.1

Subject to fulfillment of the Conditions Precedent, Completion shall take place at the office of the Issuer (or such other places as agreed between the Issuer and the Subscriber) on the Completion Date and each party shall perform its respective obligations set out in Schedule 1.

5.	WARRANTIES

5.1

The Issuer and the Subscriber hereby represent, warrant and undertake to each other that the statements set out in this Clause 5 and Schedule 2 are true and accurate and not misleading as at the date of this Agreement, as at the Completion Date, and for the entire period during which any Warrant remain outstanding. The Issuer and the Subscriber hereby agree and acknowledge that they are entering into this Agreement in reliance on the Warranties from each other.

5.2

The Issuer and the Subscriber shall, prior to the expiry or exercise in full of all of the Warrants, whichever is earlier, notify each other upon it becoming aware of any event which could reasonably be expected to cause any of the Warranties to be incorrect, misleading or breached in any material respect or which may have any material adverse effect on the assets or liabilities of the Issuer.

5.3

If the Issuer or the Subscriber fails to perform any of its obligations in any material respect under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect then without prejudice to all or any other rights and remedies available at any time to a non-defaulting party (including but not limited to the right to damages for any loss suffered by that party), the non-defaulting party may:

(a)	by notice either require the defaulting party to perform such obligations or, insofar as the same is practicable, remedy such breach;

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(b)

treat the defaulting party as having repudiated this Agreement and rescind the same to the extent such breach relates to the failure of the defaulting party to perform any of its obligations on or prior to Completion in any material respect.

5.4

Notwithstanding anything to the contrary, the rights conferred upon the respective parties by the provisions of Clause 5.3 are additional to and do not prejudice any other rights the respective parties may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

Notwithstanding any provisions herein, the representations and warranties of the Issuer of the Issuer under this Agreement shall last for as long as any Warrants remain unissued.

5.5	The Subscriber hereby represents, warrants, and undertakes to the Issuer that:

(a)

the Subscriber has the right, power and authority to enter into and perform this Agreement which constitutes legal, valid and binding obligations on the Subscriber in accordance with its terms and not violating any laws, rules and regulations applicable to him;

(b)	the Subscriber has sufficient financial resources necessary to satisfy fully the amount payable for subscribing the Subscription Shares at the Subscription Price;

(c)

each of the Subscriber and its ultimate beneficial owner is not a (a) connected person(s) (as defined in the Listing Rules) of the Issuer and is independent of and not connected with any connected persons (as defined in the Listing Rules) of the Issuer;

(d)

the Subscriber is not an existing shareholder of the Issuer and is independent of and is not acting in concert with any directors, chief executive, management shareholders or substantial shareholders (as defined in the Listing Rules) of the Issuer and their subsidiaries, associated or affiliated companies or their respective associates (as defined in the Listing Rules); and

(e)

the Subscriber will act reasonably to cooperate with the regulatory bodies in Hong Kong, including, without limitation; the Stock Exchange and the SFC, with respect to the subscription of the Warrants contemplated under this Agreement.

6.	ANNOUNCEMENT

6.1

Each of the parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body to which it is subject, or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the other party which may be within or may come to the first party’s its knowledge and it shall use its best endeavors to prevent the publication or disclosure by it or any person affiliated with it of any such confidential information of the other party concerning such matters.

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6.2	No public announcement, disclosure or communication of any kind shall be made in respect of the subject matter of this Agreement except:

(a)	as specifically agreed between the parties;

(b)

where any such announcement, disclosure or communication is required pursuant to any applicable law, rules and regulations or the requirements of any stock exchange or any other regulatory body or authority, whether in Hong Kong or the U.S., to which any party may be subject to from time to time, provided that the party which has an obligation to publish or issue any such announcement, disclosure or communication shall consult with the other party insofar as is reasonably practicable before complying with such obligation; or

(c)

with respect to the publication of any press release in customary form in relation to the transactions contemplated under this Agreement, to the extent such press release contains a true and accurate description of this Agreement and is disseminated no earlier than any the publication of any announcement by the Issuer in relation to this Agreement as required by the Listing Rules.

7.	NOTICES

7.1

Any notice claim, demand, court process, document, or other communication to be given under this Agreement (collectively “communication” in this Clause) shall, subject to any requirements under the applicable laws, be in writing and may be served or given personally or sent to the address, facsimile number (if any), or email address of the relevant party and marked for the attention to such person as specified in Clause 7.4.

7.2

A change of address or facsimile number or email of the entity to whom a communication is to be addressed pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 7 on all other parties to this Agreement with specific reference in such notice that such change is for the purposes of this Agreement.

7.3

All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of dispatch:

Means of despatchTime of deemed receipt

Local mail or courier24 hours

Facsimile/E-mailon dispatch

Air courier/Speedpost3 days

Airmail5 days

7.4	The initial addresses and facsimile numbers of the parties for the service of communications and the persons for whose attention such communications are to be marked are as follows:

If to the Issuer:

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Address:502-1 Want Want Plaza, 211 Shimen Yi Road, Jing’an District, Shanghai, PRC

Email:ye.liu@ocumension.com

For the attention:Ye Liu

If to the Subscriber:

Address:6120 Windward Parkway, Suite 290, Alpharetta, GA 30005, USA

Email:rick.eiswirth@alimerasciences.com

For the attention:Chief Executive Officer

7.5

A communication served in accordance with this Clause 7 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine. In the case of emails, such emails shall be deemed properly sent upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient’s email address, or such other similar medium of confirmation.

7.6	Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

8.	COSTS AND EXPENSES

8.1

Each party hereto shall bear its own legal, accountancy and other costs and expenses incurred in connection with the preparation, negotiation and settlement of this Agreement and all capital fees and stamp duty (if any) relating to the issue and delivery of the Warrants and the Subscription Shares upon exercise of the subscription rights attached to the Warrants.

9.	GENERAL PROVISIONS

9.1	Time shall be of the essence of this Agreement.

9.2	The Warrants are not transferable by the Subscriber.

9.3

Each party undertakes to the other to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all parties the full benefit of this Agreement.

9.4	This Agreement shall be binding on and ensure for the benefit of the successors of each of the parties and shall not be assignable.

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9.5

The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such party of any other right or remedy it may have in respect of that breach.

9.6

Any right or remedy conferred by this Agreement on any party for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies available to it in respect of that breach.

9.7

Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion and all Warranties and other representations, warranties and undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

9.8

This Agreement constitutes the entire agreement between the parties with respect to its subject matter (no party having relied on any representation or warranty made by any other party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the parties.

9.9

This Agreement supersedes all and any previous agreements, arrangements or understanding between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof and no party shall have any claim in connection therewith.

9.10	If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

9.11

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any terms of, or to enjoy any benefit under, this Agreement.

10.	COUNTERPARTS

10.1

This Agreement may be executed by the parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument and is binding on all parties.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

11.2

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in

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force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be the laws of Hong Kong. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

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AS WITNESS where of this Agreement has been duly executed on the date first above written.

THE ISSUER

SIGNED by /s/ Ye Liu)

Ye Liu)

CEO)

)

for and on behalf of)

OCUMENSION THERAPEUTICS)

)

in the presence of: Hao Zhang)

THE SUBSCRIBER

SIGNED by /s/ Richard S. Eiswirth, Jr.)

Richard S. Eiswirth, Jr.)

President & Chief Executive Officer)

)

for and on behalf of)

ALIMERA SCIENCES, INC.)

)

in the presence of: J. Philip Jones, CFO)

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Schedule 1

Completion requirements

1.	Obligations of the Issuer

The Issuer shall deliver to the Subscriber:

(a)

a certified copy of the board resolution of the Issuer approving and authorizing (i) the execution and the transaction(s) contemplated under this Agreement and (ii) the issue of the Warrants and the Certificate upon the terms and subject to the Conditions contained therein;

(b)	evidence reasonably satisfactory to the Subscriber that the Conditions Precedent have been fulfilled;

(c)	the Certificate duly issued in favor of the Subscriber, such Certificate shall have been duly signed in accordance with the memorandum of association and articles of associations of the Issuer; and

(d)	a certified copy of the updated register of warrant holder of the Issuer as at the Completion, reflecting the Subscriber as holder of the Warrants.

2.	Obligations of the Subscriber

The Subscriber shall deliver to the Issuer:

(a)	a cashier order in the sum of HK$1.00 issued by a licensed bank in Hong Kong and made payable in favor of the Issuer being the subscription moneys for the Warrants.

Schedule 2

Warranties

1.

The entire existing issued share capital of the Issuer is listed on the Stock Exchange and the Issuer is not aware of any circumstances whereby such listing will be cancelled or revoked before or after Completion as a result of the transactions contemplated by this Agreement.

2.

The Issuer has the authority to enter into and perform this Agreement and that in entering into this Agreement, the Issuer does not do so in breach of any existing obligation or applicable legislation.

3.	The Issuer has full power and authority to issue the Warrants and perform its obligations thereunder subject to the fulfillment of the Conditions Precedent.

4.

Subject to the fulfillment of the Conditions Precedent, all necessary consents, authorizations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in Hong Kong, Cayman Islands or elsewhere for or in connection with this Agreement and the Warrants and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.

5.

Subject as otherwise provided herein, the issue of the Warrants and the Certificate will not infringe and will not be contrary to any laws or regulations of any governmental or regulatory body of Hong Kong, Cayman Islands or elsewhere, as the case may be, and will not result in any breach of the terms of the memorandum of association and articles of associations of the Issuer or constitute a default under any deed, agreement, mortgage or other instrument to which the Issuer is a party.

6.

Upon the issue of the Warrants and the execution of the corresponding Certificate by the Issuer and delivery of the same, the Warrants and the Certificate will constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms.

7.

The particulars relating to the share capital of the Issuer in Recital (A) and (C) of this Agreement are correct and accurate and, subject to the fulfillment of the Conditions Precedent, the Issuer will on Completion have sufficient authorized share capital to satisfy its obligations under the Warrants.

Schedule 3

Warrant Certificate

Exercise Amount of Warrant (HK$)	Certificate No.
HK$23,880,000	No. 001
Warrant Holder
ALIMERA SCIENCES, INC.

OCUMENSION THERAPEUTICS

(a company incorporated in the Cayman Islands with limited liability)

(the “Issuer”)

Warrants to Subscribe for Ordinary Shares

(the “Warrants”)

OCUMENSION THERAPEUTICS hereby certifies that ALIMERA SCIENCES, INC. of 6120 Windward Parkway, Suite 290, Alpharetta, GA, (the “Warrant Holder”) has, as at the date hereof, entered into the Issuer’s register of Warrant Holders as the holder of 1,000,000 unlisted and non-transferable warrants (the “Warrants”) pursuant to a warrant subscription agreement dated 14 April 2021 (the “Agreement”). A copy of the Agreement may be obtained on request from the Issuer at its registered office. The exercise notice printed at the end of this on Certificate forms part of this Certificate. Capitalized terms not otherwise defined in this Certificate shall have the meanings attributed to them in the Agreement. The Warrants are subject to, and have the benefit of, that Agreement and the terms and conditions set out in this Certificate and in the Agreement, which is enforceable by the Warrant Holder against the Issuer, and by the Issuer against the Warrant Holder, insofar as each such Warrant Holder’s Warrant is concerned.

1.

Subscription. The Warrants form part of an authorized issue of warrants to subscribe for, in aggregate, 1,000,000 ordinary shares with a par value of US$0.00001 each in the capital of the Issuer (the “Subscription Shares”) at an initial subscription price of HK$23.88 per Subscription Share (subject to adjustments as provided herein), during a period of 48 months commencing from the date of issue of the this Certificate.

2.

Reservation of Shares. The Issuer hereby covenants and agrees that at all times there shall be reserved for issuance and delivery upon exercise of the Warrants such number of Subscription Shares, and for issuance and delivery upon conversion of the Subscription Shares, such number of Shares (as defined in the memorandum and articles of the Issuer), par value US$0.00001 per share, of the Issuer or such other share capital of the Issuer, in each case as may be from time to time issuable upon exercise of any Warrant or conversion of the Subscription Shares (the “Issuable Securities”). All Issuable Securities shall be duly authorized and, when issued upon such exercise or conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions, and free and clear of all preemptive and similar rights. The Issuer will take all such action as may be necessary to assure that such Issuable Securities shall be issued as provided herein without violation of any applicable law.

3.	Method of Exercise; Expenses. While any Warrant remains outstanding, the Warrant Holder may at any time and from time-to-time exercise, in whole but not in part, the subscription rights evidenced hereby with respect to the Subscription Shares (but not a fraction of a share). The Issuer agrees that the Subscription Shares to be subscribed pursuant to this Warrant shall be and are deemed to be issued to the Warrant Holder (or to the nominee of the Warrant Holder) as the record owner of such shares as of the close of business in the jurisdiction in which the Issuer has its principal executive offices on the date on which any Warrant shall have been exercised (or the close of business on the next business day if the date on which such Warrant is exercised is not a business day). Such exercise shall be effected by:

(a)the surrender of this Certificate, together with a duly executed copy of a notice of exercise in the form attached in the First Schedule (the “Notice of Exercise”), to the Issuer at its principal executive offices; and

(b)the payment to the Issuer of an amount equal to (i) the Subscription Price multiplied by (ii) the number of Subscription Shares being subscribed, in cash, by wire transfer, by check or by cancellation by the Warrant Holder of indebtedness or other obligations of the Issuer to the Warrant Holder, subject to the entry of such Subscription Shares in the register of members of the Issuer, which the Issuer shall undertake to do within three Business Days upon presentation of the Notice of Exercise.

4.

Net Exercise. Notwithstanding any provisions herein to the contrary, in lieu of exercising any Warrant for cash, by surrender of this Certificate (together with a duly executed copy of a Notice of Exercise in the form attached hereto) to the Issuer at its principal offices, the Warrant Holder may elect to receive such reduced number Subscription Shares equal to the value (as defined below) of the Warrants (or the portion hereof being cancelled), in which event the Issuer shall issue to the holder hereof the number of Subscription Shares computed using the following formula:

X = Y (A-B)

A

Where:

X =	The number of Subscription Shares to be issued to the Warrant Holder;
Y =	The number of Subscription Shares issuable under the Warrants;
A =	The fair market value of one Subscription Share (at the date of such calculation); and
B =	The Subscription Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of one Subscription Share shall be deemed to be the average of the closing prices of the securities on the Stock Exchange over the five (5) day period prior to the date the Warrant Holder delivers the applicable Notice of Exercise.

5.

Adjustments. The number of Subscription Shares issuable upon exercise of the Warrants and the Subscription Price per Subscription Share shall be adjusted from time to time pursuant to the terms and conditions herein, and in each case subject to further adjustment pursuant to the provisions of this Section 5.

(a)Adjustment for Share Splits and Share Dividends. The Subscription Price and the number of Subscription Shares issuable upon exercise of the Warrants (or any share capital or other securities at the time issuable upon exercise of the Warrants) shall each be proportionally adjusted to reflect any share dividend, share split or reverse share split, or other similar event affecting the number of outstanding Shares (or such other shares or securities).

(b)Adjustment for Other Dividends and Distributions. In case the Issuer shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable in respect the Shares that is payable in:

(i) securities of the Issuer (other than issuances with respect to which adjustment is made under Sections  5(a) or 5(c) hereof; or

(ii)assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Warrant Holder, upon exercise of any Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Subscription Share issuable upon such exercise, the securities or such other assets of the Issuer to which the Warrant Holder would have been entitled upon such effective date or record date if the Warrant Holder had exercised any such Warrant immediately prior thereto.

(c)Reclassification. In case there occurs any reclassification or change of the outstanding Subscription Shares issuable upon exercise of any Warrant (or any share capital or other securities at the time issuable upon exercise of any Warrant) or any reorganization of the Issuer on or after the date hereof, then and in each such case the Warrant Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the shares or other securities or property to which such Warrant Holder would have been entitled upon such consummation if such Warrant Holder had exercised such Warrant immediately prior thereto.

(d)Adjustment Certificate. When any adjustment or readjustment is required to be made pursuant to this Section 5, the Issuer shall promptly deliver to the Warrant Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Subscription Price after such adjustment or readjustment, and (iii) the kind and number of shares or other securities or property into which any Warrant shall be exercisable after such adjustment or readjustment.

(e)No Change Necessary. The form of this Certificate need not be changed because of any adjustment in the Subscription Price or in the number and kind of securities purchasable upon exercise of any Warrant.

6.	Undertakings.

(a)No Impairment. The Issuer will not, by amendment of its memorandum and articles of association or any other agreements or documents or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such reasonable action as may be necessary or appropriate in order to protect the rights of the holder of the Warrants against impairment.

(b)Notices of Certain Transactions. In case (i) the Issuer shall take a record of its members for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any share capital or any other securities, or to receive any other right, to subscribe for or purchase any share capital or any other securities, or to receive any other right, (ii) of any capital reorganization of the Issuer, any reclassification of the share capital of the Issuer, or any orders or resolution for any form of winding up or dissolution, or (iii) any event contemplated by Section 5, then, in each such case the Issuer will deliver or cause to be delivered to the Warrant Holder a notice specifying, as the case may be, the effective date on which such event is to take place, and the time, if any is to be fixed, as of which the holders of record of any share capital of the Issuer with respect thereto are to be determined. Such notice shall be delivered at least ten (10) Business Days prior to the earlier of the record date or the effective date for the event specified in such notice.

(c)Further Assurances. The Issuer agrees to take reasonable steps to cooperate with the Warrant Holder and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the Warrant Holder to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of the Warrants.

7.	Warrants are not transferrable. The Warrant and all rights hereunder are not transferable or assignable in whole or in part by the Warrant Holder to any person or entity.
8.

Successors and Assigns. The Issuer shall not assign its rights or obligations hereunder without the prior written consent of the Warrant Holder (or its successors or permitted assigns, as appropriate). This Certificate shall be binding upon and inure to the benefit of the Issuer, the Warrant Holder and their successors and permitted assigns.

9.

Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Certificate, the Issuer will execute and deliver in lieu thereof a new certificate of warrant of like tenor as the lost, stolen, destroyed or mutilated Certificate.

This Certificate is evidence of entitlement only. Title to the Warrants passes only on due registration in the register of warrant holders and only the duly registered holder is entitled to exercise the Warrants in respect of which this Certificate is issued.

The Warrant has not been and will not be registered under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time (the  “Securities Act”), any state securities laws of the United States, or the securities law of any other jurisdiction, and may not be offered, sold, pledged or otherwise transferred in the absence of such registration except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any state securities laws of the states of the United States and other jurisdictions and the respective rules and regulations thereunder.

The Warrants have not been and will not be listed in Hong Kong. This Certificate is governed by, and shall be construed in accordance with, the laws of Hong Kong.

In witness whereof the Issuer has executed this Certificate as a deed on 14 April 2021.

EXECUTED AS A DEED AND )

SIGNED by)

)

for and on behalf of)

OCUMENSION THERAPEUTICS)

in the presence of:)

FIRST SCHEDULE TO THE WARRANT CERTIFICATE
NOTICE OF EXERCISE

To be printed on the back of the Warrant Certificate

To:The Directors,

OCUMENSION THERAPEUTICS

[502-1 Want Want Plaza 211 Shimen Yi Road Jing’an District Shanghai PRC]

[Date]

We refer to the certificate of warrant issued by Ocumension Therapeutics (the “Issuer”) on 14 April 2021 to the undersigned (the  “Warrant Certificate”). Unless otherwise defined herein, terms and expression defined in the Warrant Certificate shall have the same meaning herein.

[We hereby exercise the subscription rights pursuant to [Section 3 / Section 4] of the Warrant Certificate in respect of [_______]Subscription Shares [and have transferred HK$[_____] to the Issuer designated account [insert account details][enclose a  cashier order for HK$[_____], being the aggregate subscription price payable in respect of the subscription rights we are exercising.]

We direct the Issuer to allot and issue the Subscription Shares to be issued pursuant to this Notice of Exercise in the following numbers and to the following proposed allottees (being either Warrant  Holder or persons to whom we are permitted to transfer the Warrants pursuant to the terms of the Agreement):

No. of Subscription Shares	Name of Proposed Allottee	Address of Proposed Allottee

Share certificate(s) for the Subscription Shares should be sent by registered post to [______________], marked for the attention of [____________], or to the agent referred to below. We agree that the Subscription Shares are issued subject to the Memorandum and Articles of the Issuer and the Memorandum and Articles and agree to become [a] member(s) of the Issuer.

Yours faithfully

………………………………….

for and on behalf of

[NAME OF WARRANT HOLDER]

[Name of Agent to whom share certificate(s) should be sent [___________]

Address: [________]

For the attention of: [___________]]